UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 20, 2001

SUN POWER CORPORATION
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-27853
(Commission File Number)

86-0913555
(IRS Employer Identification No.)

414 Viewcrest Road, Kelowna, British Columbia, Canada V1W 4J8
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (250) 764-8118

Hyaton Organics Inc.
(Former name or former address, if changed since last report)

Item 4. Changes in Registrant's Certifying Accountant

KPMG LLP are the principal accountants for Sun Power Corporation. However, on July 19, 2001, that firm's appointment as principal accountants was terminated by management. New principal accountants were not appointed at the time of the termination and KPMG LLP were subsequently reappointed as principal accountants of Sun Power shortly thereafter.

In connection with the audits of the two fiscal years ended December 31, 2000, and the subsequent interim period through July 19, 2001, there were no disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement .

The audit reports of KPMG LLP on the consolidated financial statements of Sun Power as of and for the years ended December 31, 2000 and 1999 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles except as follows:

KPMG LLP's report on the consolidated financial statements of Sun Power as of and for the years ended December 31, 2000 and 1999, contained a separate paragraph stating "the Company has suffered recurring losses from operations and has a capital and working capital deficiency, that raise substantial doubt about its ability to continue as a going concern. Management's plans in this regard matters are also described in Note 1(a). The consolidated financial statements do not include any adjustment that might result from the outcome of this uncertainty."

Sun Power will provide KPMG LLP with a copy of this Current Report on Form 8-K immediately after it is filed with the SEC, and will request that KPMG LLP furnish Sun Power with a letter addressed to the SEC stating whether KPMG agrees with the statements made in this Current Report on Form 8-K, and if not, stating aspects with which KPMG LLP does not agree.

Exhibits

(16) Letter re change in certifying accountant

Letter from KPMG LLP to the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUN POWER CORPORATION

Date: November 20, 2001

/s/ Andrew Schwab

Andrew Schwab, President